NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet G. Keckeisen Vice President – Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
NL REPORTS SECOND QUARTER 2018 RESULTS

DALLAS, TEXAS – August 7, 2018 - NL Industries, Inc. (NYSE: NL)  today reported a net loss attributable to NL stockholders of $42.6 million, or $.87 per share, in the second quarter of 2018 compared to net income attributable to NL stockholders of $41.1 million, or $.85 per share, in the second quarter of 2017.  For the first six months of 2018, NL reported a net loss attributable to NL stockholders of $28.3 million, or $.58 per share compared to net income attributable to NL stockholders of $49.5 million, or $1.02 per share in the first six months of 2017.  NL reported a net loss in both 2018 periods primarily due to a $62.0 million pre-tax litigation settlement expense ($1.01 per share, net of income tax benefit) recognized in the second quarter of 2018 as discussed below.

Net sales increased $2.3 million in the second quarter of 2018 over the comparable 2017 period primarily due to higher sales of security products across the majority of our markets and continued strong growth in sales of marine components to various marine and industrial markets. Net sales increased $.8 million for the first six months of 2018 compared to the same period in 2017 due to higher marine components sales volumes, partially offset by lower security products sales volumes to existing government security customers.  Income from operations attributable to CompX increased for both 2018 periods principally as a result of favorable changes in customer and product mix in security products and improved manufacturing efficiencies facilitated by increased production volumes and cost reductions.

Kronos' net sales of $471.8 million in the second quarter of 2018 were $30.4 million, or 7%, higher than in the second quarter of 2017.  Kronos' net sales of $902.2 million in the first six months of 2018 were $91.0 million, or 11%, higher than in the first six months of 2017.  Kronos' net sales increased in 2018 due to higher average TiO2 selling prices partially offset by lower sales volumes.  Kronos' average TiO2 selling prices were 20% higher in the second quarter of 2018 as compared to the second quarter of 2017 and were 23% higher in the first six months of 2018 as compared to the same prior year period.  Kronos' average TiO2 selling prices at the end of the second quarter of 2018 were 4% higher than at the end of 2017 with most of such increase occurring in the first quarter.  Higher prices in the European, North American and export markets, partially offset by lower prices in Latin America (attributable to customer mix).  Kronos' TiO2 sales volumes in the second quarter of 2018 were 12% lower as compared to the record second quarter sales volumes of 2017 primarily due to lower sales in the European and export markets reflecting the effects of product availability issues during the quarter as well as reduced shipments as customer inventory levels returned to more normal levels especially in European and export markets, partially offset by higher sales in the North American market.  Kronos' sales volumes in the first six months of 2018 were 13% lower than the same period in 2017 primarily due to lower sales in all major markets resulting from a controlled ramp-up in January 2018 as Kronos brought the second phase of its new global enterprise resource planning system online, and inventory management to assure adequate supply to its customers during the spring and summer necessitated by the lower production volumes in the first three months of the year (as discussed below), as well as the impact of product availability and customer inventory level changes in the second quarter discussed above.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing net sales by approximately $22 million in the second quarter of 2018 and approximately $53 million in the first six months of 2018 as compared to the same periods in 2017.  The table at the end of this press release shows how each of these items impacted the overall increase in net sales.

Kronos' income from operations in the second quarter of 2018 was $119.9 million as compared to $74.3 million in the second quarter of 2017.  For the year-to-date period, Kronos' income from operations was $227.4 million as compared to $130.7 million in the first six months of 2017.  Kronos' income from operations increased in the 2018 periods primarily due to higher average TiO2 selling prices partially offset by lower sales and production volumes and higher costs for certain raw materials and other production costs.  Kronos' TiO2 production volumes were 4% lower in the second quarter and 6% lower in the first six months of 2018 as compared to the same periods in 2017.  Kronos' production facilities operated at 96% of practical capacity in 2018 (95% and 97% in the first and second quarters of 2018, respectively) compared to full practical capacity utilization rates in 2017.  The decrease in TiO2 production volumes in the 2018 periods compared to the production volumes in the 2017 periods was primarily due to the timing of scheduled maintenance at certain facilities in 2018 as well as the implementation of a productivity-enhancing improvement project at its Belgian facility in the first quarter of 2018.  Fluctuations in currency exchange rates also affected income from operations comparisons, which increased income from operations by approximately $18 million in the second quarter of 2018 and by approximately $19 million in the year-to-date 2018 period as compared to the same periods in 2017.

Kronos' income tax benefit in the first six months of 2017 includes a non-cash deferred income tax benefit of $162.6 million (NL's equity interest was $32.1 million, or $.66 per share, net of income tax expense) as a result of a net decrease in its deferred income tax asset valuation allowance associated its German and Belgian operations (such income tax benefit of Kronos was $157.6 million in the second quarter of 2017, and NL's equity interest was $31.2 million, or $.64 per share, net of income tax expense).

Corporate expenses increased by $1.6 million and $4.2 million in the second quarter and first six months of 2018 compared to the same periods of 2017, respectively, due to higher litigation fees and related costs in both periods, and higher environmental remediation and related costs in the year-to-date period and higher administrative costs in the second quarter period.  In May 2018, we entered into a settlement agreement with the plaintiffs in the California lead pigment ligation, and in connection with such settlement agreement, as supplemented, we recognized a $62.0 million pre-tax litigation settlement expense in the second quarter of 2018.  The settlement agreement is subject to a number of conditions.

Interest and dividend income increased $.3 million in the second quarter and $.7 million in the first half of 2018 primarily due to interest income earned on CompX's revolving promissory note receivable from Valhi, which CompX entered into in August 2016.  Marketable equity securities in the second quarter and first six months of 2018 represents unrealized losses on our marketable equity securities during such periods which are now recognized as a component of other income (expense) beginning in 2018 as a result of the January 2018 adoption of a new accounting standard.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos' TiO2 operations)
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

•	Competitive products and substitute products
•	Price and product competition from low-cost manufacturing sources (such as China)
•	Customer and competitor strategies
•	Potential consolidation of Kronos' competitors
•	Potential consolidation of Kronos' customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in integrating future acquisitions
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems (such as Kronos' new enterprise resource planning system)
•	The introduction of trade barriers
•	Possible disruption of Kronos' or CompX's business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
•	The impact of current or future government regulations (including employee healthcare benefit related regulations)
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Decisions to sell operating assets other than in the ordinary course of business
•	Kronos' ability to renew or refinance credit facilities

•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
•	Uncertainties associated with CompX's development of new product features
•
Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products)

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)
(Unaudited)
	Three months		Six months
	ended June 30,		ended June 30,
	2017	2018	2017	2018

Net sales	$30.1	$32.4	$60.0	$60.8
Cost of sales	20.6	21.2	40.8	40.1

Gross margin	9.5	11.2	19.2	20.7

Selling, general and administrative expense	4.9	5.2	10.1	10.3
Other operating income (expense):
Insurance recoveries	-	.2	.1	.4
Other income, net	-	-	-	.6
Litigation settlement expense		(62.0)		(62.0)
Corporate expense	(3.2)	(4.8)	(8.6)	(12.8)

Income (loss) from operations	1.4	(60.6)	.6	(63.4)

Equity in earnings of Kronos Worldwide, Inc.	59.7	23.6	70.9	45.1

General corporate item -
Marketable equity securities	-	(18.7)	-	(20.3)
Other components of net periodic pension and OPEB cost	(.2)	(.1)	(.3)	(.2)
Interest and dividend income	.9	1.2	1.6	2.3

Income (loss) before income taxes	61.8	(54.6)	72.8	(36.5)

Income tax expense (benefit)	20.3	(12.6)	22.5	(9.3)

Net income (loss)	41.5	(42.0)	50.3	(27.2)

Noncontrolling interest in net income of subsidiary	.4	.6	.8	1.1

Net income (loss) attributable to NL stockholders	$41.1	$(42.6)	$49.5	$(28.3)

Net income (loss) per share attributable to NL stockholders	$.85	$(.87)	$1.02	$(.58)

Weighted average shares used in the
calculation of net income (loss) per share	48.7	48.7	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2017	2018	2017	2018

CompX - component products	$4.6	$6.0	$9.1	$10.4
Insurance recoveries	-	.2	.1	.4
Other income, net	-	-	-	.6
Litigation settlement expense	-	(62.0)	-	(62.0)
Corporate expense	(3.2)	(4.8)	(8.6)	(12.8)

Income (loss) from operations	$1.4	$(60.6)	$.6	$(63.4)

NL INDUSTRIES, INC.
CHANGE IN KRONOS' TiO2 SALES
(Unaudited)

	Three months	Six months
	ended June 30,	ended June 30,
	2018 vs. 2017	2018 vs. 2017

Percentage change in sales:
TiO2 product pricing	20%	23%
TiO2 sales volume	(12)	(13)
TiO2 product mix/other	(6)	(5)
Changes in currency exchange rates	5	6

Total	7%	11%